Exhibit 5.2

Department of the Treasury Internal Revenue Service	Date: 5/13/2024
Tax Exempt and Government Entities Employee Plans	Employer ID number: 25-1843385
PO Box 2508	Plan name:
Cincinnati, OH 45201	Teledyne Technologies Incorporated 401(k) Plan
Plan number:
Teledyne Technologies Incorporated	002
1049 Camino Dos Rios	Document Locator Number (DLN):
Thousand Oaks, CA 91360	26007739011542
Person to contact:
Name: George J. Myers ID number: 1003845934 Telephone: (214) 413-5309

Dear Applicant:

We’re issuing this favorable determination letter for your plan listed above, based on the information you provided. Our favorable determination applies only to the status of your plan under the Internal Revenue Code (IRC) Section 401(a). In order to rely on this letter as proof of the plan’s status, you must keep this letter, the application forms, the information submitted with the application, and all other correspondence.

Your determination letter doesn’t apply to any qualification changes that become effective, any guidance issued, or any statutes enacted after the dates specified in the applicable Required Amendments List you submitted with your application.

This letter considered up to the 2020 Required Amendments List changes in plan qualification requirements.

This determination letter also applies to the amendments dated on 12/1/22, 11/11/2022, 10/6/2021.

This determination letter also applies to the amendments dated on 12/20/2019, 4/10/2019, 1/9/2019.

This determination letter also applies to the amendments dated on 4/1/2018, 12/29/2017.

Your plan’s continued qualification in its present form will depend on its effect in operation (Treasury Regulations Section 1.401-1 (b)(3)) and on satisfying reporting requirements. We may review and determine the status of the plan in operation periodically.

You can find more information on favorable determination letters in Publication 794, Favorable Determination Letter, including:

•	The significance and scope of reliance on this letter.

•	The effect of any elective determination request in your application materials.

•	The reporting requirements for qualified plans.

•	Examples of the effect of a plan’s operation on its qualified status.

You can get a copy of Publication 794 by visiting our website at www.irs.gov/forms-pubs or by calling 800-TAX-FORM (800-829-3676).

If you submitted a Form 2848, Power of Attorney and Declaration of Representative, or Form 8821, Tax Information Authorization, with your application and asked us to send your authorized representative or appointee copies of written communications, we will send a copy of this letter to him or her.

Letter 5274 (Rev. 1-2022) Catalog Number 65520X

If you have questions, you can contact the person at the top of this letter.

Sincerely,

/s/ Daniel Dragoo
Daniel Dragoo
Director, Employee Plans
Rulings and Agreements

cc: Robert M. Cipolla POA

Letter 5274 (Rev. 1-2022) Catalog Number 65520X